Exhibit 99.(g)(12)

February 14, 2023

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention: Tricia Cormier, Vice President

Re:  American Beacon Funds

Ladies and Gentlemen:

The undersigned pursuant to authority under the Custodian Contract dated December 1, 1997 (as amended, modified or supplemented from time to time, the “Agreement”), between American Beacon Funds (the “Trust”) and State Street Bank and Trust Company (the “Custodian”), hereby advises you of certain changes related to certain series of shares the Trust (the “Funds”) as set forth below.

I. Termination of Funds

The following Funds have been terminated and are removed from the Agreement effective on the Termination Date:

Fund Name	Termination Date
American Beacon Continuous Capital Emerging Markets Fund	July 15, 2022
American Beacon Mid Cap Value Fund	October 28, 2022

No further services will be provided by the Custodian to the Funds after the Termination Date. Any compensation or reimbursement owed to the Custodian under the Agreement and unpaid at the Termination Date shall be paid to the Custodian on or before the Termination Date. Further the Trust has provided you as Custodian under the Agreement with written instructions to transfer any assets of such Fund(s), if applicable.

II. Change of Name

The Trust has filed a change of name for the following Funds and the Trust hereby requests that the Custodian continue to act as Custodian for each Fund:

Previous Fund Name	New Fund Name	Effective Date of Name Change
American Beacon Frontier Markets Income Fund	American Beacon Developing World Income Fund	January 4, 2023
American Beacon Sound Point Floating Rate Income Fund	American Beacon FEAC Floating Rate Income Fund	December 31, 2022
American Beacon Tocqueville International Value Fund	American Beacon EAM International Small Cap Fund	January 21, 2023

220 E. Las Colinas Blvd., Ste. 1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one copy for your records.

Sincerely,

AMERICAN BEACON FUNDS

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Vice President

Acknowledged and agreed as of the date of this letter set forth above:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Louis Abruzzi
Name:	Louis Abruzzi
Title:	Senior Vice President

220 E. Las Colinas Blvd., Ste. 1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com

Schedule D

American Beacon Funds

American Beacon AHL Managed Futures Strategy Fund

American Beacon AHL TargetRisk Fund

American Beacon AHL TargetRisk Core Fund

American Beacon ARK Transformational Innovation Fund

American Beacon Bahl & Gaynor Small Cap Growth Fund

American Beacon Balanced Fund

American Beacon Bridgeway Large Cap Growth Fund

American Beacon Bridgeway Large Cap Value Fund

American Beacon Garcia Hamilton Quality Bond Fund

American Beacon Developing World Income Fund

American Beacon International Equity Fund

American Beacon Large Cap Value Fund

American Beacon The London Company Income Equity Fund

American Beacon NIS Core Plus Bond Fund

American Beacon SiM High Yield Opportunities Fund

American Beacon Small Cap Value Fund

American Beacon Shapiro Equity Opportunities Fund

American Beacon Shapiro SMID Cap Equity Fund

American Beacon FEAC Floating Rate Income Fund

American Beacon SSI Alternative Income Fund

American Beacon Stephens Small Cap Growth Fund

American Beacon Stephens Mid-Cap Growth Fund

American Beacon EAM International Small Cap Fund

American Beacon TwentyFour Sustainable Short Term Bond Fund

American Beacon TwentyFour Strategic Income Fund

American Beacon Zebra Small Cap Equity Fund

American Beacon Cayman Managed Futures Strategy Fund, Ltd.

American Beacon Cayman TargetRisk Company Ltd.

Effective Date: January 31, 2023

220 E. Las Colinas Blvd., Ste. 1200, Irving, Texas 75039 • 817.391.6100	americanbeaconadvisors.com